Exhibit 99.06

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FOURTH QUARTER NET LOSS OF $2,340.8 MILLION Fourth Quarter Net Loss Per Share of $8.14 Records $1,534.0 Million Deferred Tax Asset Valuation Allowance

NEW YORK, February 25, 2009—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2008 net loss of $2,340.8 million, or a net loss of $8.14 on a per share basis. This compares to fourth quarter 2007 net loss of $3,273.9 million, or net loss of $32.03 on a per share basis. The fourth quarter 2008 results reflect ($594.4) million net change in fair value of credit derivatives. The fourth quarter 2007 results reflected a net change in fair value of credit derivatives amounting to ($5,175.5) million. Other differences in results were due to: (i) the deferred tax asset valuation allowance increased significantly in the fourth quarter 2008 resulting from management’s revised estimate (ii) increased loss provisioning in the fourth quarter 2008 primarily related to residential mortgage-backed securities (RMBS) insurance transactions; and (iii) mark-to-market losses and realized losses on terminations related to derivative products (interest rate, foreign exchange and total return swaps) within the financial services segment in the fourth quarter 2008. Those differences were partially offset by increased accelerated premiums earned resulting from refundings in the financial guarantee segment and net realized gains on investment agreement terminations within the financial services segment.

Quarter Summary

•

The deferred tax asset valuation allowance amounts to $2,053.0 million at December 31, 2008, representing an increase of $1,534.0 million from September 30, 2008. Over the past 24 months, Ambac has recorded significant mark-to-market losses on its CDS portfolio and has incurred losses in its insured RMBS portfolio. The actual loss experience for these mortgage-related securities has been greater than originally anticipated. As such, during the quarter, for the purposes of estimating future taxable income available to utilize net operating losses, management revised its estimate of potential future increases in loss reserves to conservatively reflect the potential impact that further deterioration in Ambac’s insured portfolio would have on future taxable income. The revised estimate resulted in an increase in the valuation allowance.

Ambac Fourth Quarter 2008 Earnings/2

•

Net loss provisioning of $916.4 million was recorded for the quarter primarily relating to the RMBS insurance portfolio. The quarterly provision was offset by a benefit resulting from an increase in estimated recoveries from substantiated representation and warranty breaches in certain second-lien RMBS transactions.

•

Net change in fair value of credit derivatives amounted to ($594.4) million. However, estimated impairment losses in this portfolio did not change significantly. As previously announced on November 19, 2008, four CDO of ABS transactions with an aggregate of approximately $3.5 billion notional outstanding were settled with counterparties in exchange for a total cash payment by Ambac Assurance Corporation (AAC) of $1.0 billion.

•

As previously announced on November 6, 2008, Ambac received approval from the Wisconsin Office of the Commissioner of Insurance (OCI) to utilize the resources of AAC to resolve the ratings-driven liquidity gap in the financial services business and, as of this date, all collateral requirements of that business have been met.

Ambac’s President and Chief Executive Officer, David Wallis, commented, “While our financial results continue to be affected by the disappointing housing market and other economic conditions, I am encouraged by the progress made in relation to some of our strategic initiatives. We continue to place significant emphasis on de-risking our portfolio. The successful commutation of $3.5 billion of CDO of ABS exposures, including two CDO-squared deals, was constructive and we will continue to pursue this de-risking approach. Equally encouraging have been the remediation efforts on our mortgage exposure which continues to reveal opportunities to recover losses in that portfolio. In relation to new business, we are progressing towards the launch of our municipal-only financial guarantor—Everspan Financial Guarantee Corp., and expect to begin doing business out of this company during the second quarter. We believe that these strategic initiatives will add greater stability to our business, and make Ambac more resistant to external pressures.”

Mr. Wallis continued, “In the face of the most difficult recession in many decades, Ambac continues to meet its financial obligations. Our business model is proving to be solid and flexible and I am cautiously optimistic that the Federal economic recovery programs announced to date will help the markets to begin the gradual road back to recovery.”

Financial Results

Net Loss Per Share

Net loss per share is computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

Earnings measures reported by research analysts exclude the net (loss)/income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts that are not impaired (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). Table I, below, provides fourth quarter and full year comparisons of losses for 2008 and 2007.

Ambac Fourth Quarter 2008 Earnings/3

Table I

Earnings Per Share

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Net loss per share	($8.14)	($32.03)	($22.31)	($31.56)
Effect of net security losses (gains)	$1.35	$25.82	(0.06)	$31.33

Operating loss(a)(b)	($6.79)	($6.21)	($22.37)	($0.23)
Effect of accelerated earnings	($0.18)	($0.18)	($0.98)	($0.76)

Core loss(b)	($6.97)	($6.39)	($23.35)	($0.99)

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core loss are non-GAAP measures. See footnote 1, below.

Net Premiums Earned

Net premiums earned for the fourth quarter of 2008 were $228.1 million, up 9% from $209.6 million earned in the fourth quarter of 2007. Normal earned premiums in the fourth quarter 2008 of $146.9 million were 18% lower than $179.8 million reported in the fourth quarter 2007, primarily due to reduced premiums written in 2008, the high level of public finance refunding activity in 2008 and the Assured Guaranty Re cede which took place in December 2007.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $81.2 million in the fourth quarter of 2008, up 172% from the comparable period in 2007. During the fourth quarter of 2008 and 2007, approximately 85% and 89%, respectively, of the accelerated premiums related to U.S. public finance transactions.

A breakout of net premiums earned by market sector for 2008 and 2007 are included in Table II. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table II

Net Premiums Earned

$-millions	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change
Public Finance	$46.4	$58.4	- 21%	$203.8	$234.9	- 13%
Structured Finance	60.0	72.9	- 18%	261.0	291.7	- 11%
International	40.5	48.5	- 17%	176.2	185.9	- 5%

Total Normal Premiums	146.9	179.8	- 18%	641.0	712.5	- 10%
Accelerated Premiums	81.2	29.8	+172%	381.8	129.0	+196%

Total	$228.1	$209.6	+9%	$1,022.8	$841.5	+22%

Ambac Fourth Quarter 2008 Earnings/4

Net Investment Income

Net investment income for the fourth quarter of 2008 was $109.5 million, representing a decrease of 8% from $119.3 million in the comparable period of 2007. This decrease was due primarily to liquidations in the portfolio to pay commutations on CDO of ABS transactions and RMBS claim payments. Net investment income was also negatively impacted by a partial re-balancing of the portfolio to short-term securities and the effects of intercompany loans. Those negative impacts were partially offset by positive cash flow from the ongoing collection of financial guarantee premiums and fees, coupon receipts on invested assets, and the impact from $1.3 billion of capital contributed by Ambac Financial Group, Inc. from the capital raise in March 2008.

Net Change in Fair Value of Credit Derivatives

Realized gain/losses and other settlements from credit derivative contracts represents the normal accretion into income of premiums received for transactions executed in credit derivative format, offset by loss payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the fourth quarter of 2008 amounted to ($988.5) million representing the previously reported $1.0 billion payment to commute certain CDO transactions in November 2008 and $2.2 million of interest payments on those CDO transactions prior to commutation, offset by $13.7 million of premiums received during the quarter. In the fourth quarter 2007, premiums received amounted to $23.5 million while no loss payments were made.

Net unrealized gains on Ambac’s CDO portfolio amounted to $394.1 million in the fourth quarter 2008, compared to net unrealized losses of ($5,199.0) million in the fourth quarter 2007. The net unrealized gains during the fourth quarter 2008 resulted primarily from reclassification of $1.0 billion to realized losses in connection with the CDO commutation settlements described above plus a gain on those settlements and the larger discounting effect of wider AAC credit spreads, partially offset by (i) lower values on the reference obligations across all asset classes; and (ii) internal ratings downgrades of the CDO of ABS portfolio. The net effect of adjusting the fair value of credit derivative liabilities to reflect AAC’s own credit risk, as required under SFAS 157, resulted in an approximate $3.2 billion reduction of the change in unrealized losses in the fourth quarter of 2008.

Ambac reports credit impairments on CDO of ABS transactions where we believe we may have to pay claims in the future. Ambac’s estimate of credit impairment did not change significantly from September 30, 2008. Ambac’s impairment estimate was favorably impacted by the commutations executed on poorly performing transactions during the quarter.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $916.4 million in the fourth quarter 2008, up from net expense of $208.5 million in the fourth quarter of 2007, primarily driven by increased RMBS losses and one non-RMBS structured finance loss in the fourth quarter 2008. Continued deterioration in the performance of the underlying RMBS loans was observed, most prominently in the second-lien and Alt-A portfolios. The losses related to second lien transactions are net of remediation benefits recorded for substantiated representation and warranty breaches in certain transactions amounting to approximately $348 million in the fourth quarter 2008, bringing total estimated remediation benefits to $859.5 million at December 31, 2008. Such recoveries are expected to take several years for ultimate collection.

Ambac Fourth Quarter 2008 Earnings/5

A roll forward of case basis reserves and active credit reserves (ACR) from September 30, 2008 to December 31, 2008 is shown in Table III.

Table III

Insurance Loss Reserves Roll Forward

$-millions
	Case Reserves	ACR	Total	4th Qtr Loss and Loss Expenses
Balance at September 30, 2008	$900.7	$600.3	$1,501.0	$—
Additions to reserves	478.7	437.7	916.4	916.4
Transfers from ACR to Case	68.8	(68.8)	—	—
Less: claims paid	(287.7)	—	(287.7)	—

Balance at December 31, 2008	$1,160.5	$969.2	$2,129.7	$916.4

The increase in case reserves was primarily driven by deteriorating performance in certain underperforming second-lien and other RMBS transactions partially offset by the impact of expected future remediation benefits. Total net claims paid during the quarter amounted to $287.7 million and were almost entirely related to second-lien RMBS transactions.

Active credit reserves are established for probable and estimable losses due to credit deterioration on adversely classified insured transactions that have not yet defaulted. The ACR increase was primarily driven by deteriorating performance in real estate-related transactions partially offset by transfers of reserves to case basis as a result of defaults on certain second-lien RMBS that occurred during the quarter.

Case reserves and ACR for all RMBS insurance exposures at December 31, 2008 total $1,728.4 million, of which $1,163.5 million relate to the second-lien portfolio.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($19.5) million in the fourth quarter of 2008, down from $2.5 million in the fourth quarter of 2007. The decrease resulted primarily from the increase in certain variable rate municipal bond rates, which has caused a corresponding increase in Ambac’s payment obligations on related interest rate swaps, partially offset by increased net investment income from the investment agreement business.

The interest rate swap and investment agreement businesses are being run-off. Since the end of 2007 approximately $5.6 billion of swap notional, not including the notional of related hedge positions, has been terminated. The investment and payment agreement portfolio has been reduced

Ambac Fourth Quarter 2008 Earnings/6

by approximately $2.5 billion during the fourth quarter and $5.1 billion for the year, to $2.8 billion at December 31, 2008, through negotiated terminations, terminations contractually triggered by rating downgrades of Ambac Assurance, and scheduled amortization.

Balance Sheet and Liquidity

Ambac’s total assets at December 31, 2008 amounted to $17.0 billion, down 28% from $23.6 billion at December 31, 2007 primarily due to a decline in the value of the investment portfolio. The fair value of the investment portfolio declined from $18.4 billion (amortized cost of $18.5 billion) at December 31, 2007 to $10.3 billion (amortized cost of $12.8 billion) at December 31, 2008. The reasons for the decline in fair value are as follows: (i) commutation and claims payments made during the year on underperforming CDOs of ABS and second-lien RMBS amounting to $2.4 billion during 2008; (ii) terminations of investment agreement liabilities during 2008 amounting to approximately $5.1 billion; and (iii) decline in fair value of securities, most prominently the mortgage and asset-backed securities portfolio caused by the deteriorating global housing market.

Ambac’s total liabilities at December 31, 2008 amounted to $20.7 billion, down 3% from $21.3 billion at December 31, 2007. Loss and loss expense reserves increased approximately $1.8 billion year over year, primarily related to deteriorating RMBS exposures while derivative liabilities increased approximately $3.1 billion year over year, primarily related to mark-to-market losses in the CDO portfolio. Those increases were more than offset by: (i) a decline in obligations under investment and payment agreements from $8.6 billion at December 31, 2007 to $3.2 billion driven primarily by terminations and scheduled pay downs of investment agreements in 2008; and (ii) a decline in unearned premiums driven by normal amortization of premiums and significant accelerations from refundings.

At December 31, 2008, Ambac’s total stockholders’ equity amounted to a deficit of ($3.8) billion. The deficit was driven by the current year net loss and the increase in unrealized losses in the investment portfolio. On a statutory basis, Ambac has positive surplus as regards policyholders amounting to $1.6 billion. Ambac’s statutory financial statements will be filed on March 2, 2009.

Ambac’s financial guarantee investment portfolio has a fair value of $7.7 billion (amortized cost of $9.4 billion) at December 31, 2008, and includes $1.3 billion of short-term securities. The portfolio consists of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities purchased from the investment agreement (IA) business. In November, Ambac received permission from the OCI to use its resources to allow the investment agreement and derivative products businesses to meet collateral and termination requirements triggered by AAC’s downgrade to Baa1 by Moody’s. As of December 31, 2008, AAC had purchased approximately $2.6 billion of securities, primarily Alt-A RMBS, from the IA business. At December 31, 2008, over 90% of the difference between fair value and amortized cost in the financial guarantee investment portfolio is related to mortgage and asset-backed securities.

Ambac’s total financial guarantee net par exposure has decreased 17% from $524.0 billion at December 31, 2007 to $434.3 billion at December 31, 2008, driven by normal amortization, refundings and commutations. The Structured Finance and International Finance net par exposure has declined $47 billion, or 19%, during the year.

Ambac Fourth Quarter 2008 Earnings/7

Cash and intercompany receivables at the holding company amounted to $233.0 million at quarter end which approximates 2.0 times annual debt service requirements of the holding company. AAC is not permitted to make dividend payments to the holding company in 2009 without first receiving permission from OCI.

Ambac’s claims paying resources at December 31, 2008 amounted to $13.5 billion. AAC is currently rated A (negative outlook) and Baa1 (developing outlook) by S&P and Moody’s, respectively.

Everspan Update

Ambac continues to work diligently with rating agencies and regulators as it prepares to launch Everspan Financial Guarantee Corp. (Everspan), a wholly-owned subsidiary of AAC. Although Everspan will be a subsidiary of AAC, it will be clearly insulated from the entity. It will have segregated capital, separate risk management and a separate Board of Directors. Douglas Renfield-Miller, CEO of Everspan, stated, “Our experienced management team is in place, our Board is largely identified and we have an established infrastructure that allows us to start up operations immediately upon receipt of capital and ratings.” Mr. Renfield-Miller continued, “There are no current plans for Everspan to assume any of Ambac’s legacy public finance or other exposures. We believe Everspan’s capacity is best utilized for new business and that the market will value a clean entity.”

Annual Meeting of Stockholders

The Board of Directors also set the 2009 Annual Meeting of Stockholders for Tuesday, May 5, 2009, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, March 9, 2009.

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Baa1 rating (developing outlook) from Moody’s Investors Service, Inc. and an A rating (negative outlook) from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Ambac Fourth Quarter 2008 Earnings/8

Contact Information:

Investor/Media Contact: Vandana Sharma

(212) 208-3333

vsharma@ambac.com

Fixed Income Contact: Peter Poillon

(212) 208-3222

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (2) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (3) the risk that market risks impact assets in our investment portfolio; (4) inadequacy of reserves established for losses and loss expenses; (5) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and CDOs and large single exposures to reinsurers; (6) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (7) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (8) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (9) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (10) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (11) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (12) legislative and regulatory developments, including the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and other similar programs; (13) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (14) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (15) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (16) the level of activity within the national and worldwide credit markets; (17) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (18) changes in our business plan, our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business; (19) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (21) changes in expectations regarding future realization of gross deferred tax assets; (22) risks relating to the re-launch of Connie Lee as Everspan Financial Guaranty Corp.; (23) operational risks, including with respect to internal processes, risk models, systems and employees; (24) the risk of decline in market position; (25) changes in prepayment speeds on insured asset-backed securities; (26) factors that may influence the amount of installment premiums paid to Ambac; (27) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (28) changes in tax laws; (29) the policies and actions of the United States and other governments; (30) other factors described in the Risk

Ambac Fourth Quarter 2008 Earnings/9

Factors section in Part I, 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (31) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Footnote

(1)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts in excess of estimated impairment amounts, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2008 and December 31, 2007

(Dollars in Thousands Except Share Data)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $11,080,723 in 2008 and $17,225,611 in 2007)	$8,537,676	$17,127,485
Fixed income securities pledged as collateral, at fair value (amortized cost of $277,291 in 2008 and $345,140 in 2007)	286,853	374,840
Short-term investments (amortized cost of $1,454,229 and $879,039 in 2007)	1,454,229	879,067
Other (cost of $13,956 in 2008 and $13,571 in 2007)	14,059	14,278

Total investments	10,292,817	18,395,670

Cash	107,811	123,933
Receivable for securities sold	15,483	11,068
Investment income due and accrued	116,769	202,737
Reinsurance recoverable on paid and unpaid losses	157,627	11,862
Prepaid reinsurance	307,906	489,028
Deferred taxes	2,127,499	2,116,380
Current taxes	192,669	—
Deferred acquisition costs	207,229	255,639
Loans	798,848	867,676
Derivative assets	1,866,833	990,534
Other assets	759,595	100,484

Total assets	$16,951,086	$23,565,011

Liabilities and Stockholders' Equity

Liabilities:
Unearned premiums	$2,397,221	$3,123,860
Loss and loss expense reserve	2,265,860	484,276
Ceded reinsurance balances payable	15,597	32,435
Obligations under investment and payment agreements	3,244,098	8,570,902
Obligations under investment repurchase agreements	113,737	135,524
Securities sold under agreement to repurchase	—	100,000
Current income taxes	—	97,826
Long-term debt	1,868,690	1,669,945
Accrued interest payable	68,806	113,443
Derivative liabilities	9,769,514	6,685,528
Minority Interest	700,000	—
Other liabilities	279,616	270,734
Payable for securities purchased	10,256	645

Total liabilities	20,733,395	21,285,118

Stockholders' equity:
Preferred stock	—	—
Common stock	2,944	1,092
Additional paid-in capital	2,030,031	839,952
Accumulated other comprehensive loss	(1,670,198)	(22,138)
Retained earnings	(3,550,768)	2,107,773
Common stock held in treasury at cost	(594,318)	(646,786)

Total stockholders' equity	(3,782,309)	2,279,893

Total liabilities and stockholders' equity	$16,951,086	$23,565,011

Number of shares outstanding (net of treasury shares)	287,239,482	101,550,023

Book value per share	($13.17)	$22.45

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months and Years Ended December 31, 2008 and 2007

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$117,743	$233,766	$536,875	$1,031,402
Ceded premiums written	(16,553)	(184,516)	(53,162)	(277,532)

Net premiums written	$101,190	$49,250	$483,713	$753,870

Net premiums earned	$228,094	$209,641	$1,022,757	$841,461
Net investment income	112,918	122,802	494,060	465,048
Net realized investment (losses) gains	(61,456)	4,645	9,007	9,931
Change in fair value of credit derivatives:
Realized gains and losses and other settlements	(988,507)	23,514	(1,794,428)	76,434
Unrealized gains (losses)	394,148	(5,199,021)	(2,236,694)	(6,004,391)

Net change in fair value of credit derivatives	(594,359)	(5,175,507)	(4,031,122)	(5,927,957)
Other income	726	3,519	8,523	10,733
Financial Services:
Investment income	50,427	110,868	255,885	445,344
Derivative products	(31,963)	(409)	(132,798)	6,877
Net realized investment gains (losses)	160,409	(34,180)	(236,350)	(29,053)
Net mark-to-market losses on total return swap contracts	(56,766)	(22,678)	(130,965)	(33,301)
Net mark-to-market losses on non-trading derivatives	(10,824)	(9,122)	(15,792)	(9,059)
Corporate:
Net investment income	558	903	3,309	5,050

Total revenues	(202,236)	(4,789,518)	(2,753,486)	(4,214,926)

Expenses:
Financial Guarantee:
Loss and loss expenses	916,414	208,509	2,227,583	256,109
Underwriting and operating expenses	58,365	34,954	216,196	139,344
Interest expense on variable interest entity notes	3,185	3,455	13,488	4,622
Financial Services:
Interest on investment and payment agreements	38,012	107,923	234,977	420,005
Operating expenses	2,595	2,660	12,747	12,229
Interest	29,804	22,128	114,226	85,740
Corporate	12,536	4,164	45,752	13,941

Total expenses	1,060,911	383,793	2,864,969	931,990

Loss before income taxes	(1,263,147)	(5,173,311)	(5,618,455)	(5,146,916)
Provision (benefit) for income taxes	1,077,670	(1,899,387)	(9,207)	(1,898,759)

Net loss	($2,340,817)	($3,273,924)	($5,609,248)	($3,248,157)

Net loss per share	($8.14)	($32.03)	($22.31)	($31.56)

Net loss per diluted share	($8.14)	($32.03)	($22.31)	($31.56)

Weighted average number of common shares outstanding:
Basic	287,506,329	102,201,459	251,391,680	102,929,122

Diluted	287,506,329	102,201,459	251,391,680	102,929,122